UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2013

Cooper Tire & Rubber Company

(Exact name of registrant as specified in its charter)

Delaware	001-04329	34-4297750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Lima Avenue, Findlay, Ohio	45840
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 423-1321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed by Cooper Tire & Rubber Company (“Cooper Tire”), on August 1, 2013, the United Steelworkers and United Steelworkers (USW) Local 207L (Findlay) and Local 752L (Texarkana) (collectively, the “Unions”) which represent employees at Cooper Tire’s Findlay, Ohio plant and Texarkana, Arkansas plant filed grievances alleging that Cooper Tire violated the successorship provisions of the collective bargaining agreement applicable to each plant by entering into the Agreement and Plan of Merger, dated June 12, 2013, with wholly-owned subsidiaries of Apollo Tyres Ltd. (“Apollo”) pursuant to which Cooper Tire agreed to merge with a wholly-owned subsidiary of Apollo (the “Merger”). The Unions agreed to binding arbitration regarding this dispute and, on September 13, 2013, the arbitrator ruled that an Apollo subsidiary must reach agreements with the Unions before the Merger may close.

On October 30, 2013, Cooper Tire reached tentative agreements with the Unions and United Steelworkers (USW) Local 556L (Clarksdale). Details of the tentative agreements are not being disclosed pending review and consent by Apollo. The tentative labor agreements are also subject to review and ratification by union membership.

In connection with the tentative agreements, Cooper Tire also entered into a waiver agreement with the Unions. The waiver agreement, among other things, provides that the tentative labor agreements reached amongst Cooper Tire, the Unions and United Steelworkers (USW) Local 556L (as described above) will, in certain cases, satisfy the arbitrator’s ruling so long as the Merger closes on or before November 18, 2013, even if such agreements are not yet ratified by union membership at that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER TIRE & RUBBER COMPANY

By:	/s/ Jack Jay McCracken
Name: Jack Jay McCracken
Title: Assistant Secretary

Dated: November 1, 2013